                                                               EXHIBIT 99.D-3.1



                                March 24, 2000



VIA HAND DELIVERY
-----------------
Mr. Joel Peck, Clerk
Virginia State Corporation Commission
Document Control Center
Tyler Building -- Second Floor
1300 East Main Street
Richmond, Virginia  23219

     RE:  Joint Petition of PowerGen plc, LG&E Energy Corp. and Kentucky
          --------------------------------------------------------------
          Utilities Company d/b/a/ Old Dominion Power Company for Approval of a
          ---------------------------------------------------------------------
          Merger
          ------

Dear Mr. Peck:

     Enclosed please find and accept for filing the original and four (4) copies of the Joint Petition of Kentucky Utilities Company d/b/a Old Dominion Power Company for approval of a merger by PowerGen plc. Please file-stamp the extra copy for our records and return the same to me in the enclosed, self-addressed stamped envelope.

                    Yours very truly,


                    /s/ Kendrick R. Riggs


KRR/ec
Enclosures
cc:  Richard J. Williams (w/encl.)
     Ronald A. Gibson (w/encl.)
     William F. Stephens (w/encl.)
     William H. Chambliss (w/encl.)
     Michael S. Beer (w/encl.)
     Robert M. Hewett (w/encl.)
     Richard D. Gary (w/encl.)

                           COMMONWEALTH OF VIRGINIA

                         STATE CORPORATION COMMISSION



     JOINT PETITION OF                   )
     POWERGEN plc, LG&E ENERGY CORP.,    )
     AND KENTUCKY UTILITIES COMPANY,     ) CASE NO. PUA00 ______
     FOR APPROVAL OF A MERGER            )



                                JOINT PETITION
                                --------------

     PowerGen plc ("PowerGen"), LG&E Energy Corp. ("LG&E Energy") and Kentucky Utilities Company ("KU/ODP") (collectively referred to as "Petitioners"), by counsel, hereby jointly petition the State Corporation Commission of Virginia ("Commission") for approval, pursuant Chapter 5, Title 56, of the Virginia Code ((S)56-88 et seq.), as amended, of the transfer of ownership and control of
          -- ----
KU/ODP, all in accordance with the terms of the Agreement and Plan of Merger dated as of February 27, 2000, between PowerGen and LG&E Energy ("the Merger Agreement") (Appendix A to this Petition).

     In support of this Joint Petition, Petitioners state as follows:

I.   Petitioners and Affiliates

     1. PowerGen is a public limited company formed under the laws of England and Wales. PowerGen's ordinary shares are traded on the London Stock Exchange, and its American Depository Receipts are listed on the New York Stock Exchange. PowerGen is a holding company formed in 1998 following a corporate reorganization which made PowerGen UK plc ("PowerGen UK"), a subsidiary of PowerGen, the main operating subsidiary of the group. PowerGen is one of the world's major independent power businesses and, through PowerGen UK, has become one of the United Kingdom's leading integrated electricity and gas companies.

PowerGen UK was created as a result of the privatization and restructuring of the electricity industry in England and Wales in 1990. PowerGen, through its subsidiaries, owns and operates nine power stations across England and Wales with a generating capacity of approximately 10,000 MW, and competes in the United Kingdom's "electricity pool" through which wholesale electric power is traded. In 1998, PowerGen acquired East Midlands Electricity ("EME"), the third largest regional electric distribution company in England and Wales, which at that time supplied some 2.3 million residential and business customers. PowerGen's retail business now supplies electricity and gas to some 2.6 million customer accounts and is on target to meet its objective of 5 million customer accounts by 2002.

     PowerGen also conducts energy trading, shipping and gas pipeline operations. PowerGen is the U.K.'s leading developer and operator of combined heat and power plants (known as cogeneration in the U.S.), is involved in renewable energy ventures, and is a leading independent power project developer with projects in Europe, India and the Asia Pacific area.

     The mailing address of PowerGen is 53 New Broad Street, London EC2M 1SL, England. PowerGen is not a public service company in Virginia as this term is defined by (S)(S)56-1, 56-76 and 56-88 of the Code of Virginia. Charts showing PowerGen's corporate structure before and after the merger are attached as Appendices B and C, respectively. PowerGen's Articles of Association and Memorandum of Association are attached as Appendix D to this Petition.

     2. LG&E Energy is a corporation organized and existing under the laws of the Commonwealth of Kentucky. The address of LG&E Energy's principal business office is 220 West Main Street, Louisville, Kentucky 40202. By Order dated January 20, 1998, in Case No. PUA970041, the Commission approved the merger of KU/ODP's then-parent company with and into LG&E Energy with LG&E Energy being the surviving company. A chart depicting LG&E Energy's corporate structure is attached as Appendix E to this Petition.

     3. KU/ODP is a public service corporation organized and existing under the laws of the Commonwealth of Kentucky and of the Commonwealth of Virginia. The address of KU/ODP's principal business office is One Quality Street, Lexington, Kentucky 40507. KU/ODP provides retail electric service to approximately 478,000 customers in 77 counties in Kentucky and five counties in southwestern Virginia. KU/ODP conducts business in Virginia under the name "Old Dominion Power Company" ("ODP"). In Virginia, ODP provides retail electric service to approximately 29,000 customers in the Counties of Lee, Wise, Dickenson, Scott and Russell and the City of Norton, Virginia, pursuant to Certificates of Public Convenience and Necessity issued by the Commission. ODP does not have any wholesale customers in Virginia. In 1999, ODP's revenue was approximately $39.6 million or 4.23% of KU/ODP's total utility revenues. A map showing the areas in Virginia served by ODP and the electric system used to provide service in these areas is attached as Appendix F. By Order dated January 20, 1998, in Case No. PUA970041, the Commission approved the merger of KU/ODP's then-parent company with and into LG&E Energy, with LG&E Energy being the surviving parent company. As a result of that merger, KU/ODP joined Louisville Gas and Electric Company ("LG&E") as a wholly-owned subsidiary of LG&E Energy. LG&E is a Kentucky public service company and is a wholly-owned subsidiary of LG&E Energy. LG&E provides retail electric service to approximately 360,000 customers and retail gas service to approximately 290,000 customers in 17 counties in Kentucky.


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

II.  The Proposed Merger Transaction

     4. Between February 25 and 27, 2000, the Boards of Directors of PowerGen (acting through a subcommittee on authority granted earlier by the full board), and LG&E Energy held meetings and approved a merger between LG&E Energy and Merger Sub (a corporation to be formed and indirectly owned by PowerGen for the purpose of facilitating the merger) and related transactions. A copy of the Merger Agreement is attached as Appendix A to this Petition. Under the Merger Agreement, LG&E Energy will merge with Merger Sub; LG&E Energy will survive the merger; Merger Sub will cease to exist; LG&E Energy will become an indirect subsidiary of PowerGen; and LG&E and KU/ODP will remain subsidiaries of LG&E Energy. LG&E Energy will consequently have four (4) first tier operating subsidiaries -- LG&E, KU/ODP, LG&E Capital Corp. and LG&E Energy Marketing, Inc. In addition, to comply with the Public Utility Holding Company Act of 1935 ("PUHCA"), LG&E Energy Services, Inc. will become a first tier subsidiary of LG&E Energy, as more fully discussed below. There will be additional companies between LG&E Energy and PowerGen, each of which will be organized under the laws of either a member state of the European Union or a state of the United States. All of the intermediate companies will be directly or indirectly wholly owned by PowerGen and will have no public or private institutional equity or debt holders. Such structures are typical for U.K.-U.S. cross-border transactions and will exist primarily for the purpose of creating an economically efficient and viable structure for completing the transaction and owning LG&E Energy. In accordance with the Commission's guidelines for filing applications involving the transfer of asset, securities, and control, a Transaction Summary is attached as Appendix L.

III.  The Merger Will Be Made in Accordance With Law

      5. LG&E Energy was incorporated under Kentucky law on November 14, 1989, to become a holding company for LG&E. Following merger with KU/ODP's then-holding company pursuant to, among other orders, the Commission's Order in Case No. PUA970041, LG&E Energy also became KU/ODP's holding company. Upon LG&E Energy's merger with Merger Sub, it is expected that PowerGen and all intermediate companies between PowerGen and LG&E Energy will become registered public utility holding companies under PUHCA and KU/ODP will become part of PowerGen's registered system. KU/ODP, by virtue of its ownership of interests in other utilities, will itself remain a holding company, though exempt from registration under PUHCA. KU/ODP will continue in existence as a corporation organized under Kentucky and Virginia law.

      6. Both PowerGen and LG&E Energy shareholders must approve the merger. PowerGen has scheduled its shareholder meeting for June 5, 2000, and LG&E Energy expects to schedule a shareholder meeting in early June, 2000.

      7. Performance of the Agreement also is subject to other conditions, including approval by the Kentucky Public Service Commission, and such regulatory approval as may be required by the Tennessee Regulatory Authority.

      8. Several federal approvals must be obtained and foreign notices must be provided:

          (a) Petitioners must receive approval of the merger from the Federal Energy Regulatory Commission ("FERC").

          (b) A filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must be made, but Petitioners do not believe the merger implicates any provision of the federal antitrust laws.

          (c) A filing under the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988 will be made, although Petitioners do not believe the merger will affect national security interests or that any action will be taken under that statute.

          (d) Petitioners must receive approval by the Securities and Exchange Commission ("SEC"), after which PowerGen and all the intermediate companies expect to register with the SEC as holding companies under PUCHA. As a result of provisions in PUCHA, Petitioners plan to utilize a service company, LG&E Energy Services, Inc., to provide LG&E and KU/ODP with administrative, management and support services pursuant to a Service Agreement. The Virginia regulatory implications of PUHCA registration are discussed below. Copies of the final Service Agreement as well as the other filings noted herein will be filed with this Commission when they are filed with the other federal and state commissions or agencies.

          (e) In addition, PowerGen may be required to make filings or give notice under the United Kingdom's Electricity Act of 1989, the Fair Trading Act of 1973 and regulations of the European Community.

IV.  Corporate Structure and Regulation Following the Merger

     9. After receipt of all necessary regulatory approvals and satisfaction or waiver of other conditions to the consummation of the transaction, Merger Sub will merge with LG&E Energy and LG&E Energy will be the surviving corporation. The merger structure is shown in Appendix G to this Petition. PowerGen will then indirectly own 100% of the issued and outstanding stock of LG&E Energy, and LG&E Energy will continue to own 100% of the common stock of KU/ODP. The holders of LG&E Energy common stock will not become holders of PowerGen's ordinary shares, but each share of LG&E Energy's common stock will be converted into the right to receive $24.85 cash. The shares held by owners of PowerGen's ordinary shares will not be converted or exchanged. The preferred stock and debt obligations of KU/ODP will not be changed, converted, or otherwise exchanged in the merger and will continue to be the obligations of KU/ODP following the merger.

     10. Following the merger, LG&E Energy will continue as a separate Kentucky corporation with two direct operating utility subsidiaries: LG&E and KU/ODP. KU/ODP will continue its separate corporate existence, operating under the name of "Old Dominion Power Company" in Virginia and "Kentucky Utilities Company" in Kentucky.

     11. At the time the merger becomes effective, PowerGen will promptly increase the size of its Board of Directors to allow LG&E Energy's Chief Executive Officer to be appointed to PowerGen's Board of Directors. LG&E Energy's Chief Executive Officer shall also continue to serve as Chairman and Chief Executive Officer of LG&E Energy. Some of the Directors of LG&E Energy at the effective time of the merger will be invited to serve as members of a U.S. Advisory Board to provide advice with respect to the operations of LG&E Energy and its subsidiaries, business and regulatory developments in the United States, and such other matters as the Advisory Board members, PowerGen, and LG&E Energy shall mutually agree. Following the merger, LG&E Energy's and KU/ODP's Board of Directors will consist of three members, one of whom will have been an officer or director of LG&E Energy prior to the merger. The corporate officers of KU/ODP will maintain their current titles and responsibilities as officers of KU/ODP unless and until otherwise determined by KU/ODP's Board of Directors.

     12. KU/ODP will continue to function as a public utility subject to the regulatory jurisdiction of this Commission, the Kentucky Public Service Commission and, to the extent


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

required by applicable law, the Tennessee Regulatory Authority. The FERC will continue to regulate KU/ODP's transmission services and wholesale rates.

V.   Holding Company Registration Under PUHCA

     13. PowerGen and the intermediate companies are expected, subject to SEC approval of the merger, to register as holding companies under PUHCA. As registered holding companies, they will be subject to various statutory and administrative requirements under PUHCA. The SEC has jurisdiction over registered holding companies and, among other things, places certain restrictions on affiliate transactions, including the holding companies' ability to provide services to the utility operating subsidiaries, and the allocation of costs to and from utility operating companies within the holding company structure. As part of the merger approval under PUHCA, the SEC will review the Petitioners' non-utility operations and the corporate structure proposed for the merged company. Further, the SEC will request certification from state regulatory commissions that they have the authority and resources to protect ratepayers subject to their jurisdiction and intend to exercise that authority.

     14. Registration under PUHCA will also impose a number of restrictions on the operations of PowerGen and its subsidiary companies that are not Foreign Utility Companies ("FUCOs") as defined in Section 33 of PUHCA. These restrictions include a requirement that the SEC approve in advance securities issuances, sales and acquisitions of utility assets, and acquisitions of other businesses. In addition, PUHCA limits the ability of registered holding companies and their subsidiaries to engage in various businesses. Generally stated, PUHCA limits a holding company's activities to utility operations, activities needed to support utility operations, energy-related businesses, and telecommunications.

     15. PUHCA prohibits registered holding companies from providing services to operating utility subsidiaries for a fee, and further greatly restricts operating companies from providing services directly to each other. Consequently, LG&E Energy Services, Inc. will be formed as a service company subsidiary to LG&E Energy to provide centralized administrative and corporate services. The SEC will then regulate the provision of services and allocation of costs from LG&E Energy Services, Inc. to KU/ODP to ensure that appropriate measures are used. Customers will experience no change in utility service due to the establishment of LG&E Energy Services, Inc. Upon approval by this Commission and the SEC, services will be provided pursuant to the provisions of the Service Agreement between LG&E, KU/ODP and LG&E Energy Services, Inc.

     16. The SEC will have regulatory authority regarding the governance of LG&E Energy Services, Inc. and the allocation of costs to KU/ODP. The SEC regulations are designed to ensure that the activities performed by the service company are "necessary or appropriate in the public interest or for the protection of investors or consumers and to insure that such [services] are performed economically and efficiently for the benefit of such associate
companies at cost, fairly and equitably allocated among such companies."   15
U.S.C. (S)79m(b). KU/ODP believes that the proposed corporate structure and PUHCA registration will not negatively impact the ability of the Commission to regulate KU/ODP. Accounting for service company costs will comply with the SEC's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies under PUHCA, which for all practical purposes is identical to the FERC Uniform System of Accounts. Costs either will be directly assigned to the benefiting subsidiary or allocated using allocation methods approved by the SEC. The Commission can be assured that costs will be allocated between regulated and unregulated subsidiaries, and between utility operating companies, in an appropriate manner with no adverse consequences to utility customers in Virginia. In addition, the SEC will have audit authority over all transactions between LG&E Energy Services, Inc. and KU/ODP and has historically invited both the FERC and state regulatory commissions to participate in this process. Consequently, this Commission can participate in future SEC proceedings. Petitioners also agree to the Commission's reasonable access to the books and records of not only LG&E Energy and its subsidiaries, but to PowerGen and the intermediate companies, consistent with the exercise of the Commission's jurisdiction and authority.

     17. The merger will not alter the authority of the Commission to regulate KU/ODP's utility operations, or impair or jeopardize adequate service to the public at just and reasonable rates. KU/ODP will continue to be a public utility under and subject to the Commission's jurisdiction. The merger and subsequent holding company registrations will not prevent the Commission or the FERC from reviewing the books and records of either KU/ODP or its utility and non-utility affiliates and parents and the companies will provide access to their personnel as well. After the merger, the Commission will have the same ratemaking and regulatory authority to regulate the rates and services of KU/ODP as it did before the merger. Furthermore, KU/ODP commits that it will not assert that the SEC's jurisdiction legally preempts the Commission from disallowing recovery in retail rates of the cost of goods and services that KU/ODP obtains from LG&E Energy Services, Inc. KU/ODP otherwise retains the right to assert that the charges are reasonable and appropriate.

     18. Petitioners expect to file their application under Chapter 4 Regulation of Relations With Affiliated Interests no later than the end of May, 2000 requesting the Commission


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

to exempt KU/ODP from all of the requirements in (S)56-77(a) or in the alternative approve a services agreement.

VI.  The Merger is in the Public Interest

     19. The purpose of the merger is to make LG&E Energy part of a much larger enterprise, well-positioned to serve customers given accelerating changes in the energy industry across the world, while maintaining the historic connections between KU/ODP and the communities it serves. Petitioners believe that the merger is critical for ensuring that KU/ODP remains able to continue meeting its commitments to its customers, to its communities and to the Commonwealth as a whole.

     20. Petitioners recognize that the energy industry has entered a period of accelerating evolution, rapid deregulation and regulatory change, and increased competition. In this environment, size and scale have become critical and necessary prerequisites to success. The merger will result in sharing the best practices to provide the best possible service to customers at the lowest cost. By becoming part of a larger entity with greater resources, KU/ODP will be better able to utilize new economically beneficial developments in transmission and distribution technology, information systems, and capital markets.
Moreover, because PowerGen's existing utility operations are outside the U.S., there will be no increase in market concentration at either the wholesale or retail levels.

     21. PowerGen's experience in the U.K. and elsewhere will also benefit Virginia consumers as the energy market evolves. In the past decade, the U.K.'s electricity and gas markets have been restructured as the industry has evolved from a state-owned monopoly to private ownership and competition. The solutions reached in industry restructuring in the U.K. are themselves still evolving and cannot be simplistically transplanted into the U.S. market.

However, PowerGen's experience and expertise will be important in advancing KU/ODP's efforts in the wholesale market, as well as in preparing KU/ODP for restructuring and in helping to ensure that KU/ODP is prepared to compete and serve its customers as restructuring occurs.

     22. The merger brings material benefits to customers, employees of KU/ODP and its parent and affiliates, LG&E Energy's shareholders (a number of whom are residents of Virginia), and the Commonwealth of Virginia as a whole. After the merger, KU/ODP will have the financial, technical and managerial capabilities that are needed to provide efficient customer service to its utility customers. Customers will be better off as a result of this transaction and may benefit from improved service quality and energy efficiency resulting from the reciprocal adoption of best practices. For employees, the merger represents an opportunity for growth as the existing KU/ODP affiliated group becomes the U.S. base of operations for a large international entity. The transaction ensures that KU/ODP's parents and affiliates and their employees remain at the forefront of an increasingly competitive U.S. electric industry, while foreign operations provide opportunities for LG&E Energy employees abroad. LG&E Energy's shareholders will receive a 58% premium over the trading price for their shares as of the last trading day before announcement of the merger.

     23. PowerGen retains the same commitment to KU/ODP that was exhibited by LG&E Energy and KU Energy Corp. and is firmly committed to maintaining and supporting the relationships between KU/ODP and the communities it serves. Following the merger, KU/ODP will maintain its separate existence and its connections and commitments to southwestern Virginia.

     24. The merger will enable KU/ODP to become part of a merged entity with the size, resources, scale, and the experience to succeed in the rapidly evolving energy industry. Though


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

part of a larger entity, KU/ODP will continue to be a regulated utility subject to this Commission's jurisdiction with a continuing focus on serving its customers. The merger thus serves the interests of KU/ODP's customers, its communities and of the Commonwealth of Virginia as a whole, and is, therefore, in the public interest.

VII. Following the Merger, KU/ODP Will Provide Adequate Service at Just and Reasonable Rates

      25. Following the merger, the customers of KU/ODP will continue to receive the same high-quality energy services and will have the same business arrangements with KU/ODP as before the merger. PowerGen has the same commitment to high quality service as does LG&E Energy, and will fully support maintaining the KU/ODP excellent service record. KU/ODP will continue to be highly responsive to customer needs. KU/ODP's headquarters will remain in Lexington, Kentucky, and KU/ODP will maintain a substantial presence throughout its service territory in order to conduct its multistate operations. KU/ODP will continue to operate through regional offices with local service personnel and line crews available to respond to customers' needs.

     26. KU/ODP will continue as a direct subsidiary of LG&E Energy and will continue to have the financial, technical, and managerial abilities required to provide high-quality, reliable service consistent with its statutory obligation to provide adequate service to the public at just and reasonable rates.

VIII. Financial Abilities

     27. Following the merger, KU/ODP intends to continue to maintain its balanced capital structure. PowerGen has in place bank facilities to finance the acquisition of LG&E Energy's common stock. Neither LG&E Energy nor any of LG&E Energy's subsidiaries, including KU/ODP, will incur any additional indebtedness or issue any securities to finance any part of the purchase price paid by PowerGen for the LG&E Energy stock.

     PowerGen's Board of Directors does not intend to allow dividend policy to affect adversely the financial integrity or rates of KU/ODP after the merger. The utility will also benefit from PowerGen's sustained ability to maintain already-strong mortgage bonds and credit ratings. If, for any reason, PowerGen is unable to provide needed capital, KU/ODP will have the ability in the future to seek alternative funding, subject to necessary regulatory approval. PowerGen assures the Commission that no cross guarantees of debt will be in place between KU/ODP and PowerGen or non-utility affiliates of PowerGen. KU/ODP will not guarantee the credit of PowerGen or any affiliates without Commission approval. Neither LG&E Energy nor any of LG&E's subsidiaries, including KU/ODP, will borrow or issue any security, incur any debt or pledge any assets to finance any part of the purchase of LG&E Energy's shares. PowerGen represents and agrees that the costs of the purchase of LG&E Energy's shares will be excluded from the cost of service and rates of KU/ODP.

IX.  Technical and Managerial Abilities

     28. KU/ODP will continue to operate through regional offices with local service personnel and field crews available to respond to customers' needs and personnel necessary to operate and dispatch its existing system. The post-merger management of LG&E Energy is expected to include most of the existing management of LG&E Energy, LG&E and KU/ODP.

     KU/ODP will continue to be able to draw on the larger and more diverse managerial and employee pool that resulted from the merger approved by this Commission in Case No. PUA970041. In addition, because KU/ODP will be part of a much larger entity with a more prominent international position, it should be better able to attract and retain the most qualified job applicants and employees. As part of the larger global entity, employees should also benefit from new and wider career opportunities. PowerGen is one of the U.K.'s largest generating companies, and owns the U.K.'s third largest regional electric distribution company. Moreover, PowerGen has, over the last decade, experienced the transition from a government owned monopoly to a player in a competitive marketplace. This experience and expertise will be available to KU/ODP as the U.S. market restructures and evolves. As a result of the merger, the management of KU/ODP stands to be strengthened and will not suffer a diversion of valuable management resources.

X.   Utility Accounts

     29. Following consummation of the merger, KU/ODP will continue to operate as a public utility, will keep its books and records, will make accounting entries according to the Uniform System of Accounts (LG&E Energy Services, Inc. costs will comply with the SEC's essentially identical system), and will render appropriate reports in the same manner as it does now. Payment for the LG&E Energy shares will be recorded in PowerGen's accounting books; neither LG&E Energy nor KU/ODP will incur debt or issue equity to fund the purchase of shares. After the merger, LG&E Energy and KU/ODP also will continue to adhere to the applicable conditions described in the Commission's Orders in Case Nos. PUA970041, PUF990010, and PUF990027, reporting requirements, and access to the books and records of other affiliates and subsidiaries engaged in transactions with KU/ODP.

XI. The Merger is Consistent With the Public Interest and Will Not Impair or Jeopardize the Provision of Adequate Service at Just and Reasonable Rates

     30. The merger is consistent with the public interest and will not impair or jeopardize the provision of adequate service at just and reasonable rates. As an indirect subsidiary of

PowerGen, KU/ODP will be part of a larger, stronger entity with an international presence whereby the ability exists to benefit from the utilization of the process of adoption of best practices. It will be better able to withstand the impact of increased competition and industry change, and better able to ensure that its customers continue to receive the benefits flowing from its combined operation with LG&E Energy. The operation of LG&E Energy as a wholly-owned indirect subsidiary of PowerGen is essential to preserve the strength and stability of LG&E Energy and KU/ODP at a time of increasing change and competition. The merger will preserve the benefits customers receive and is consistent with the public interest. The merger will not detract from the benefits customers currently receive as the result of the merger approved in Case No. PUA970041, including KU/ODP's merger surcredit associated with the KU/ODP- LG&E merger synergies and the five year commitment to cap base rates through June 30, 2003.

XII. Commission PUHCA Certification of PowerGen

     31. Section 33(a)(2) of PUHCA (15 U.S.C. (S)79z-5b) provides, inter alia, that certain exemptions from its provisions afforded PowerGen UK and EME, as foreign utility companies, are not applicable unless every State commission having jurisdiction over the retail electric rates of a public utility company that is an affiliate of PowerGen UK and EME has certified to the SEC that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise that authority.

     32. Upon approval of the proposed merger, Petitioners request that this Commission certify to the SEC pursuant to Section 33(a)(2) of PUHCA that this Commission has the authority and resources to protect KU/ODP's ratepayers subject to its jurisdiction and that it intends to exercise that authority.

XIII. The Proposed Services Agreement Does Not Negatively Affect the Ability of This Commission to Effectively Regulate the Provision of Utility Services or Rates

       33. After the merger the Commission will have the same ratemaking and regulatory authority to regulate the rates and services of KU/ODP as it did before the merger.

       34. To that end, KU/ODP commits that it will not assert that SEC jurisdiction legally preempts the Commission from disallowing recovery in retail rates of the costs of goods and services that KU/ODP obtains from LG&E Energy Services, Inc. provided that KU/ODP otherwise retains the right to assert that the charges are reasonable and appropriate.

                     OTHER POSSIBLE ISSUES UNDER TITLE 56,
                    --------------------------------------
                 CHAPTER 3 AND CHAPTER 4, DO NOT PRECLUDE THE
                 --------------------------------------------
                      APPROVAL OF THE SERVICES AGREEMENT
                      ----------------------------------

       35. In its petition filed with the Commission in Case No. PUA970041, KU/ODP warranted that it would not guarantee the debt of LG&E Energy or LG&E Energy's non-utility affiliates. The Commission's Order of January 20, 1998, in Case No. PUA970041, approved the merger on certain conditions, including prohibiting KU/ODP from guaranteeing the debt of LG&E Energy and its affiliates without prior Commission approval. KU/ODP will comply with this condition at all times.

       36. LG&E Energy will seek Commission approval before issuing capital to KU/ODP under Va.Code, Title 56, Chapters 3 and 4.

       37. KU/ODP currently has no outstanding authority under Va. Code, Title 56, Chapter 3 related to the issuance of long-term debt, preferred stock, or common equity. Authority to borrow up to $250 million in short-term debt and to participate in a Money Pool and borrow up to this short-term debt limit from the Money Pool was granted by the Commission in Case No. PUF990010 and will expire on December 31, 2000. As a result, KU/ODP is limited to borrowing short-term funds up to $250 million. The 2000 Proposed Financing Plan filed with the Commission by letter dated January 31, 2000, shows that KU/ODP does not anticipate needing funds from external sources during 2000 other than short-term debt; and that the maximum outstanding short-term debt expected in 2000 is $187 million.

     WHEREFORE, Petitioners request that the Commission enter a final order as follows:

     1. Finding that, after the acquisition of ownership and control of LG&E Energy Corp. by PowerGen pursuant to the Merger Agreement, Kentucky Utilities Company/Old Dominion Power Company will continue to have financial, technical, and managerial abilities to provide adequate service to its Virginia customers at just and reasonable rates, and that the transfer of ownership and acquisition of control of Kentucky Utilities Company is in accordance with the law and consistent with the public interest;

     2. Approving the transfer of ownership of Kentucky Utilities Company through the acquisition of ownership and control of LG&E Energy Corp. by PowerGen upon the merger of Merger Sub into LG&E Energy Corp. pursuant to Sections 56-88.1 and 56-90 of the Virginia Code;

     3. Determining that neither LG&E Energy Corp. nor PowerGen or any intermediate company between LG&E Energy Corp. and PowerGen will, by reason of ownership of all outstanding shares of common stock of LG&E Energy Corp., which in turn owns all outstanding common shares of Kentucky Utilities Company/Old Dominion Power Company, be a public service company in Virginia as defined in
Section 56-1 of the Virginia Code as they will not own, operate, or manage any facilities used in connection with the generation, production, transmission, and distribution of electricity for the public, for compensation for light, heat, power or other uses;

     4.   Granting all other necessary or appropriate authorizations; and

     5. Petitioners further request that the Commission certify to the SEC under Section 33(a)(2) of PUHCA that this Commission has the authority and resources to protect the ratepayers of KU/ODP subject to its jurisdiction and it intends to exercise that authority.

March 24, 2000                      Respectfully submitted,


/s/ David Jackson                   /s/ John R. McCall,
General Counsel and                 Executive Vice President
Corporate Secretary                 General Counsel and
PowerGen plc                        Corporate Secretary
53 New Broad Street                 Michael S. Beer
London, EC2                         Senior Corporate Attorney
                                    LG&E Energy Corp.
                                    220 West Main Street
                                    Louisville, Kentucky  40202



/s/ Kendrick R. Riggs               /s/ Richard D. Gary
Timothy J. Eifler                   HUNTON & WILLIAMS
OGDEN NEWELL & WELCH                Riverfront Plaza, East Tower
1700 Citizens Plaza                 951 East Byrd Street
500 West Jefferson Street           Richmond, Virginia 23219-4074
Louisville, Kentucky  40202

Exhibit A

See Agreement and Plan of Merger, dated as of February 27, 2000, among PowerGen plc, LG&E Energy Corp., US Subholdco 2 (PowerGen US Investments Corp.) and Merger Sub, filed as Exhibit B-1 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

Exhibit B

See PowerGen plc Corporate Chart filed as Exhibit F-1.1 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

See Description of the Companies in the PowerGen System, filed as Exhibit F-1.2 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

Exhibit C

See Combined PowerGen/LG&E Energy Corporate Chart, filed as Exhibit F-3.1 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

Exhibit D

See Change of Name of PowerGen plc, filed as part of Exhibit D to Exhibit D-2.1 of PowerGen plc's Form U-1 filed on April 26, 2000, File No. 70-9671, and incorporated by reference herein.

See Certificate of Incorporation of PowerGen plc, filed as part of Exhibit D to Exhibit D-2.1 of PowerGen plc's Form U-1 filed on April 26, 2000, File No. 70-9671, and incorporated by reference herein.

See Certificate of Incorporation of PowerGen 1998 plc, filed as part of Exhibit D to Exhibit D-2.1 of PowerGen plc's Form U-1 filed on April 26, 2000, File No. 70-9671, and incorporated by reference herein.

See Memorandum of Association of PowerGen 1998 plc (filed on paper format on Form SE on April 26, 2000, File No. 70-9671).

See Articles of Association of PowerGen 1998 plc (filed on paper format on Form SE on April 26, 2000, File No. 70-9671).

See Memorandum and Articles of Association of PowerGen plc, filed as Exhibit A-1 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

Exhibit E

See LG&E Energy Corporate Charts (filed on paper format on Form SE on April 26, 2000, File No. 70-9671).

Exhibit F

See Map of Old Dominion Power Company System, filed as part of Exhibit E-1 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

Exhibit G

See Combined PowerGen/LG&E Energy Corporate Chart Showing the Merger (filed on paper format on Form SE on April 26, 2000, File No. 70-9671).

Exhibit H

See Annual Report on Form 10-K of LG&E Energy for the year ended December 31, 1998, File No. 1-10568, and incorporated by reference herein.

Exhibit I

See the Annual Report of PowerGen Group dated March 28, 2000, filed as Exhibit I-1 to PowerGen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

Exhibit J

See Annual Report on Form 10-K of LG&E Energy for the year ended December 31, 1995, File No. 1-10568, and incorporated by reference herein.

See Annual Report on Form 10-K of LG&E Energy for the year ended December 31, 1996, File No. 1-10568, and incorporated by reference herein.

See Annual Report on Form 10-K of LG&E Energy for the year ended December 31, 1997, File No. 1-10568, and incorporated by reference herein.

Exhibit K

See Annual Report on Form 10-K of KU Energy Corporation for the year ended December 31, 1995, File No. 1-10944, and incorporated by reference herein.

See Annual Report on Form 10-K of KU Energy Corporation for the year ended December 31, 1996, File No. 1-10944, and incorporated by reference herein.

See Annual Report on Form 10-K of KU Energy Corporation for the year ended December 31, 1997, File No. 1-10944, and incorporated by reference herein.

Exhibit L

                            COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION



JOINT PETITION OF                        )
POWERGEN plc, LG&E ENERGY CORP.,         )
AND KENTUCKY UTILITIES COMPANY,          ) CASE NO. PUA00 _____
FOR APPROVAL OF A MERGER                 )


                            TRANSACTION SUMMARY FOR
                            -----------------------
                         UTILITY TRANSFERS ACT PETITION
                         ------------------------------

          Petitioners file this Transaction Summary in support of their petition for approval, pursuant Chapter 5, Title 56, of the Virginia Code ((S)56-88 et
                                                                           --
seq.), as amended, of the transfer of ownership and control of KU/ODP (the
----
"Petition"), all in accordance with the terms of the Agreement and Plan of Merger dated as of February 27, 2000, between PowerGen and LG&E Energy.

1. Provide a copy of the agreement signed by the president or any vice president and the secretary or any assistant secretary of the company.

     A copy of the Agreement and Plan of Merger dated as of February 27, 2000, between PowerGen and LG&E Energy (the "Merger Agreement") is attached as Appendix A to the Petition.

2.  Provide a clear summarization of the asset(s) in question.

    Under the Merger Agreement, LG&E Energy will merge with Merger Sub; LG&E Energy will survive the merger; Merger Sub will cease to exist; LG&E Energy will become an indirect subsidiary of PowerGen; and KU/ODP will remain a subsidiary of LG&E Energy. The transaction involves the indirect transfer of all operating assets of KU/ODP.

3. Describe the proposed procedure and the terms and conditions of the transaction to include:

    a)  Historical and current use of property;

    KU/ODP is a public service corporation organized and existing under the laws of the Commonwealth of Kentucky and the Commonwealth of Virginia. KU/ODP provides retail electric service to approximately 478,000 customers in 77 counties in Kentucky and five counties in southwestern Virginia. KU/ODP conducts business in Virginia under the name "Old Dominion Power Company" ("ODP"). In Virginia, ODP provides retail electric service to approximately 29,000 customers in the Counties of Lee, Wise, Dickenson, Scott and Russell and the City of Norton, Virginia, pursuant to Certificates of Public Convenience and Necessity issued by the Commission. ODP does not have any wholesale customers in Virginia. A map showing the areas in Virginia served by ODP and the electric system used to provide service in these areas is attached as Appendix F to the Petition. By Order dated January 20, 1998, in Case No. PUA970041, the Commission approved the merger of KU/ODP's then-parent company with and into LG&E Energy, with LG&E Energy being the surviving parent company. As a result of that merger, KU/ODP joined LG&E as a wholly-owned subsidiary of LG&E Energy. LG&E is a Kentucky public service company and is a wholly-owned subsidiary of LG&E Energy. LG&E provides retail electric service to approximately 360,000 customers and retail gas service to approximately 290,000 customers in 17 counties in Kentucky.

    b)  Proposed use of property;

    Following the merger, LG&E Energy will continue as a separate Kentucky corporation with two direct operating utility subsidiaries: LG&E and KU/ODP. KU/ODP will continue its separate corporate existence, operating under the name of "Old

Dominion Power Company" in Virginia and "Kentucky Utilities Company" in Kentucky. KU/ODP will continue to function as a public utility subject to the regulatory jurisdiction of this Commission, the Kentucky Public Service Commission and, to the extent required by applicable law, the Tennessee Regulatory Authority. The FERC will continue to regulate KU/ODP's transmission services and wholesale rates.

    c)  Original cost of property;

    A copy of LG&E Energy's 1998 Annual Report reflecting the historical cost of and accrued depreciation related to KU/ODP's assets is attached as Appendix H.

    d)  Proposed sales price of property and method of determining the price;

    After receipt of all necessary regulatory approvals and satisfaction or waiver of other conditions to the consummation of the transaction, Merger Sub will merge with LG&E Energy and LG&E Energy will be the surviving corporation. PowerGen will then indirectly own 100% of the issued and outstanding stock of LG&E Energy, and LG&E Energy will continue to own 100% of the common stock of KU/ODP. The holders of LG&E Energy common stock will not become holders of PowerGen's ordinary shares, but each share of LG&E Energy's common stock will be converted into the right to receive $24.85. The shares held by owners of PowerGen's ordinary shares will not be converted or exchanged. The preferred stock and debt obligations of KU/ODP will not be changed, converted, or otherwise exchanged in the merger and will continue to be the obligations of KU/ODP following the merger. The price at which PowerGen will be acquiring ownership of LG&E Energy and its subsidiaries was determined by arms-length negotiation between LG&E Energy and PowerGen based upon the value of LG&E

Energy's assets, including necessarily those of KU/ODP, and the income derived therefrom.

    e) Proposed accounting treatment of the transaction as well as current recording on company's books of record.

    Following consummation of the merger, KU/ODP will continue to operate as a public utility, will keep its books and records, will make accounting entries according to the Uniform System of Accounts (LG&E Energy Services, Inc. costs will comply with the SEC's essentially identical system), and will render appropriate reports in the same manner as it does now. Payment for the LG&E Energy shares will be recorded in PowerGen's accounting books; neither LG&E Energy nor KU/ODP will incur debt or issue equity to fund the purchase of shares. After the merger, LG&E Energy and KU/ODP also will continue to adhere to the applicable conditions described in the Commission's Orders in Case Nos. PUA970041, PUF990010, and PUF990027, reporting requirements, and access to the books and records of other affiliates and subsidiaries engaged in transactions with KU/ODP.

4) Provide assurances that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by the proposed transfer.

    The merger will not impair or jeopardize the provision of adequate service to the public at just and reasonable rates. As an indirect subsidiary of PowerGen, KU/ODP will be part of a larger, stronger entity with an international presence with the ability to benefit from the utilization of the process of adoption of best practices. It will be better able to withstand the impact of increased competition and industry change, and better able to ensure that its customers continue to receive the benefits flowing from its combined operation with LG&E Energy. The operation of LG&E Energy as a wholly-owned indirect subsidiary of PowerGen is essential to preserve the strength and stability of LG&E Energy and KU/ODP at a time of increasing change and competition. The merger will preserve the benefits customers receive as the result of the merger approved in Case No. PUA970041, including KU/ODP's merger surcredit associated with the KU/ODP- LG&E merger synergies and the five year commitment to cap base rates through June 30, 2003.

5) Show that the sales price was arms-length and that the purchase will result in a direct benefit to customers.

    The price at which PowerGen will be acquiring ownership of LG&E Energy and its subsidiaries was determined by arms-length negotiation between LG&E Energy and PowerGen based upon the value of LG&E Energy's assets and the income derived therefrom. This is evidenced by the fact that LG&E Energy's shareholders will receive a 58% premium over the trading price for their shares as of the last trading day before announcement of the merger.

    The purpose of the merger is to make LG&E Energy part of a much larger enterprise, well-positioned to serve customers given accelerating changes in the energy industry across the world, while maintaining the historic connections between KU/ODP and the communities it serves. Petitioners believe that the merger is critical for ensuring that KU/ODP remains able to continue meeting its commitments to its customers, to its communities and to the Commonwealth as a whole.

    Petitioners recognize that the energy industry has entered a period of accelerating evolution, rapid deregulation and regulatory change, and increased competition. In this environment, size and scale have become critical and necessary prerequisites to success. The merger will result in sharing the best practices to provide the best possible service to customers at the lowest cost. By becoming part of a larger entity with greater resources, KU/ODP will be better able to utilize new economically beneficial developments in transmission and distribution technology, information systems, and capital markets. Moreover, because PowerGen's existing utility operations are outside the U.S., there will be no increase in market concentration at either the wholesale or retail levels.

    PowerGen's experience in the U.K. and elsewhere will also directly benefit Virginia customers as the energy market evolves. In the past decade, the U.K.'s electricity and gas markets have been restructured as the industry has evolved from a state owned monopoly to private ownership and competition. The solutions reached in industry restructuring in the U.K. are themselves still evolving and cannot be simplistically transplanted into the U.S. market. However, PowerGen's experience and expertise will be important in advancing KU/ODP's efforts in the wholesale market, as well as in preparing KU/ODP for restructuring and in helping to ensure that KU/ODP is prepared to compete and serve its customers as restructuring occurs.

    The merger brings material benefits to customers, employees of KU/ODP and its parent and affiliates, LG&E Energy's shareholders (a number of whom are residents of Virginia), and the Commonwealth of Virginia as a whole. After the merger, KU/ODP will have the financial, technical and managerial capabilities that are needed to provide efficient customer service to its utility customers. Customers will be better off as a result of this transaction and may benefit from improved service quality and energy efficiency resulting from the reciprocal adoption of best practices. For employees, the merger represents an opportunity for growth as the existing KU/ODP affiliated group becomes the U.S. base of operations for a large international entity. The transaction ensures that

KU/ODP's parents and affiliates and their employees remain at the forefront of an increasingly competitive U.S. electric industry, while foreign operations provide opportunities for LG&E Energy employees abroad

    PowerGen retains the same commitment to KU/ODP that was exhibited by LG&E Energy and KU Energy Corp. and is firmly committed to maintaining and supporting the relationships between KU/ODP and the communities it serves. Following the merger, KU/ODP will maintain its separate existence and its connections and commitments to southwestern Virginia.

    The merger will enable KU/ODP to become part of a merged entity with the size, resources, scale, and the experience to succeed in the rapidly evolving energy industry. Though part of a larger entity, KU/ODP will continue to be a regulated utility subject to this Commission's jurisdiction with a continuing focus on serving its customers. Accordingly, the merger will result in a direct benefit to customers.

6. Provide schedule of plant, book depreciation, and contributed property related to assets to be acquired up to current date (or date of purchase, if acquisition has taken place).

    The 1998 Annual Report of LG&E Energy and the 1999 Annual Report of PowerGen are attached hereto as Appendices H and I respectively.

7. Provide complete financial statements, to include Balance Sheet, Income Statement, and Cash Flow Statement, for the latest twelve-month period and for the last five years.

    The 1998 Annual Report of LG&E Energy and the 1999 Annual Report of
PowerGen are attached hereto as Appendices H and I respectively. The Annual Reports of LG&E Energy and KU Energy Corp. for 1995 through 1997 are attached as Appendices J and K.

8.  Are invoices available to verify plant figures?  If not, why not?

    Petitioners agree to the Commission's reasonable access to the books and records of not only LG&E Energy and its subsidiaries, but to PowerGen and the intermediate companies, consistent with the exercise of the Commission's jurisdiction and authority.

9. In addition to the items listed above, for applications requesting approval of the acquisition/disposition of control, address the anticipated impact of such action on the regulated company's rates and service, capital structure, and access to capital and financial markets. Discuss favorable and unfavorable economic impact on the State of Virginia to include employee levels, facilities, and services provided. Will an additional investment be required to improve service quality? Provide specific details on improvements needed. Provide the anticipated impact on rates of such improvements currently and for the next ten years.

    The merger will not adversely affect KU/ODP's rates. The merger will not detract from the benefits customers currently receive as the result of the merger approved in Case No. PUA970041, including KU/ODP's merger surcredit associated with the KU/ODP- LG&E merger synergies and the five year commitment to cap base rates through June 30, 2003.

    The merger will not effect KU/ODP' quality of service and no additional investment will be required to improve service quality. Following the merger, the customers of KU/ODP will continue to receive the same high-quality energy services and will have the same business arrangements with KU/ODP as before the merger. PowerGen has the same commitment to high quality service as does LG&E Energy, and will fully support maintaining the KU/ODP excellent service record. KU/ODP will continue to be highly responsive to customer needs. KU/ODP's headquarters will remain in Lexington, Kentucky, and KU/ODP will maintain a substantial presence throughout its service territory in order to conduct its multistate operations. KU/ODP will continue to operate through regional offices with local service personnel and line crews available to respond to customers' needs. KU/ODP will continue as a direct subsidiary of LG&E Energy and will continue to have the financial, technical, and managerial abilities required to provide high-quality, reliable service consistent with its statutory obligation to provide adequate service to the public at just and reasonable rates.

    The merger will provide KU/ODP broader access to capital and financial markets. Following the merger, KU/ODP intends to continue to maintain its balanced capital structure. PowerGen has in place bank facilities to finance the acquisition of LG&E Energy's common stock. Neither LG&E Energy nor any of LG&E Energy's subsidiaries, including KU/ODP, will incur any additional indebtedness or issue any securities to finance any part of the purchase price paid by PowerGen for the LG&E Energy stock.

    PowerGen's Board of Directors does not intend to allow dividend policy to affect adversely the financial integrity or rates of KU/ODP after the merger. The utility will also benefit from PowerGen's enhanced ability to attract capital at reasonable rates and PowerGen's sustained ability to maintain already-strong mortgage bonds and credit ratings. If, for any reason, PowerGen is unable to provide needed capital, KU/ODP will have the ability in the future to seek alternative funding, subject to necessary regulatory approval. PowerGen assures the Commission that no cross guarantees of debt will be in place between the utilities and PowerGen or non-utility affiliates of PowerGen. KU/ODP will not guarantee the credit of PowerGen or any affiliates without Commission approval. Neither LG&E Energy nor any of LG&E's subsidiaries, including KU/ODP, will borrow or issue any security, incur any debt or pledge any assets to finance any part of the purchase of LG&E Energy's shares. PowerGen represents and agrees that the costs of the purchase of LG&E Energy's shares will be excluded from the cost of service and rates of KU/ODP.

                                      10